Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Metagenomi, Inc. of our report dated August 3, 2023, except for the effects of the reorganization and reverse stock split of Metagenomi, Inc., discussed in Note 18 to the consolidated financial statements, as to which the date is February 5, 2024, relating to the financial statements of Metagenomi Technologies, LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 5, 2024